UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2007 (December 7, 2007)

Pain Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Bridgepointe Parkway, Suite 500
San Mateo, California 94404
(Address of principal executive offices, including zip code)

650-624-8200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02.	Entry Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SIGNATURES

Item 5.02.	Entry Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2007, the Board of Directors (the “Board”) of Pain Therapeutics, Inc. (the “Company”) appointed Patrick J. Scannon, M.D., Ph.D., to the Company’s Board as a Class III director. Dr. Scannon was also appointed to the Audit Committee of the Board, effective December 7, 2007.

On the same day, Vernon R. Loucks, Jr., a Class III director and member of the Audit Committee of the Board, resigned his positions on the Board and Audit Committee, and was retained as a consultant to the Company.

In connection with Dr. Scannon’s appointment, the Board determined that Dr. Scannon qualified as an “independent director,” as that term is defined under the rules of The NASDAQ Stock Market LLC, and that Dr. Scannon met the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

In connection with his election to the Board, Dr. Scannon was automatically awarded an option to purchase 25,000 shares of the Company’s common stock pursuant to the Company’s 1998 Stock Plan, as amended (the “Plan”), at an exercise price of $10.53 per share, which was the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant.  This option vests in four equal annual installments, beginning May 22, 2008, provided that Dr. Scannon remains a director of the Company at such times.

In addition, in connection with his appointment to the Audit Committee of the Board, Dr. Scannon was awarded an option to purchase 15,000 shares of the Company’s common stock pursuant to the Plan, also at an exercise price of $10.53 per share.  This option vests in 48 equal monthly installments, beginning January 7, 2008, provided that Dr. Scannon remains a director of the Company at such times.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAIN THERAPEUTICS, INC.
Dated: December 11, 2007	By:	/s/ Peter S. Roddy
Peter S. Roddy
Vice President and Chief Financial Officer